Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-284622

Prospectus Supplement to Prospectus dated January 31, 2025

¥90,000,000,000

Berkshire Hathaway Inc.

¥48,600,000,000 1.352% Senior Notes due 2028

¥19,500,000,000 1.593% Senior Notes due 2030

¥3,500,000,000 1.797% Senior Notes due 2032

¥9,100,000,000 2.090% Senior Notes due 2035

¥6,000,000,000 2.492% Senior Notes due 2040

¥3,300,000,000 3.117% Senior Notes due 2055

We are offering (i) ¥48,600,000,000 of our 1.352% Senior Notes due 2028; (ii) ¥19,500,000,000 of our 1.593% Senior Notes due 2030; (iii) ¥3,500,000,000 of our 1.797% Senior Notes due 2032; (iv) ¥9,100,000,000 of our 2.090% Senior Notes due 2035; (v) ¥6,000,000,000 of our 2.492% Senior Notes due 2040; and (vi) ¥3,300,000,000 of our 3.117% Senior Notes due 2055 (collectively, the “notes”).

Interest on each series of notes will accrue from the date of original issuance, expected to be April 17, 2025 and will be payable semi-annually in arrears on April 15 and October 15 of each year, commencing on October 15, 2025.

The 1.352% Senior Notes due 2028 will mature on April 17, 2028. The 1.593% Senior Notes due 2030 will mature on April 17, 2030. The 1.797% Senior Notes due 2032 will mature on April 16, 2032. The 2.090% Senior Notes due 2035 will mature on April 17, 2035. The 2.492% Senior Notes due 2040 will mature on April 17, 2040. The 3.117% Senior Notes due 2055 will mature on April 15, 2055.

We may redeem some or all of the 1.797% Senior Notes due 2032, the 2.090% Senior Notes due 2035, or the 3.117% Senior Notes due 2055 after the applicable par call date for such series plus accrued interest to the redemption date as described under “Description of the Notes—Optional Redemption.” In addition, we may redeem each series of notes in whole but not in part at any time, if certain events occur involving changes in United States taxation, at the redemption price described under “Description of the Notes— Redemption for Tax Reasons.”

The notes will be our senior unsecured indebtedness and will rank equally with all of our other existing and future senior unsecured indebtedness. The notes will be issued only in minimum denominations of ¥100,000,000 and integral multiples of ¥10,000,000 in excess thereof.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

The risks involved in investing in our debt securities are described in the “Risk Factors” section on page S-7 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per 1.352% Senior Note due 2028	Per 1.593% Senior Note due 2030	Per 1.797% Senior Note due 2032	Per 2.090% Senior Note due 2035	Per 2.492% Senior Note due 2040	Per 3.117% Senior Note due 2055	Total
Initial public offering price(1)	100%	100%	100%	100%	100%	100%	¥90,000,000,000
Underwriting discount	0.10%	0.15%	0.20%	0.25%	0.40%	0.55%	¥149,750,000
Proceeds, before expenses, to Berkshire Hathaway Inc.	99.90%	99.85%	99.80%	99.75%	99.60%	99.45%	¥89,850,250,000

(1)	Plus accrued interest, if any, from April 17, 2025, until the date of delivery.

The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), on or about April 17, 2025, which is the fourth Tokyo business day following the date of this prospectus supplement. This settlement date may affect the trading of the notes.

Joint Book-Running Managers

Mizuho	BofA Securities

Prospectus Supplement dated April 11, 2025

Prospectus Supplement

Prospectus

You should read this prospectus supplement, the accompanying prospectus, and any related free writing prospectus we file with the Securities and Exchange Commission (the “SEC”) carefully before you invest in the notes. This document contains or incorporates by reference important information you should consider before making your investment decision. You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, and any such free writing prospectus. We have not and the underwriters have not authorized anyone else to provide you with any different or additional information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus (as updated by this prospectus supplement), or any such free writing prospectus is accurate as of any date other than its respective date or the date that is specified in those documents, or that the information we previously filed with the SEC and incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of the document incorporated by reference or the date that is specified in such document. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are not, and the underwriters are not, making an offer of the notes in any jurisdiction where the offer or sale is not permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering or sale of the notes in some jurisdictions may be restricted by law. The notes are offered globally for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. Persons into whose possession this prospectus supplement and the accompanying prospectus come are required by us and the underwriters to inform themselves about, and to observe, any applicable restrictions. This prospectus supplement and the accompanying prospectus may not be used for or in connection with an offer or solicitation by any person in any jurisdiction in which that offer or solicitation is not authorized or to any person to whom it is unlawful to make that offer or solicitation. See “Underwriting (Conflicts of Interest)—Offering Restrictions” in this prospectus supplement.

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared, and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”) from the requirement to publish a prospectus for offers of notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 ( “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by the PRIIPs Regulation as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the FSMA and the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”) from the requirement to publish a prospectus for offers of notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the UK Prospectus Regulation.

This prospectus supplement and the accompanying prospectus and any other material in relation to the notes are only being distributed to, and are directed only at, persons in the UK who are “qualified investors” (as defined in the UK Prospectus Regulation) who are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), or (ii) high net worth entities or other persons falling within Article 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute them, all such persons together being referred to as “Relevant Persons.” The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes in the UK will be engaged in only with, Relevant Persons. This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the UK. Any person in the UK that is not a Relevant Person should not act or rely on this prospectus supplement and the accompanying prospectus or their contents. The notes are not being offered to the public in the UK.

UK MIFIR product governance / Professional investors and ECPs only target market

Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is only eligible

S-ii

counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA (“UK MiFIR”); and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended, the “FIEL”). In respect of the solicitation relating to the notes in Japan, no securities registration statement under Article 4, Paragraph 1 of the FIEL has been filed since this solicitation constitutes a “solicitation targeting QIIs” as defined in Article 23-13, Paragraph 1 of the FIEL (the “solicitation targeting QIIs”). Each underwriter will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, or to others for reoffering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except through a solicitation constituting a solicitation targeting QIIs, which will be exempt from the registration requirements of the FIEL, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Any investor desiring to acquire the notes must be aware that the notes may not be Transferred to any other person unless such person is a QII.

As used herein:

•

“QII” means a qualified institutional investor as defined in the Cabinet Ordinance Concerning Definitions under Article 2 of the Financial Instruments and Exchange Law of Japan (Ordinance No. 14 of 1993 of the Ministry of Finance of Japan, as amended).

•	“resident of Japan” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

•

“Transfer” means a sale, exchange, transfer, assignment, pledge, hypothecation, encumbrance or other disposition of all or any portion of notes, either directly or indirectly, to another person. When used as a verb, the terms “Transfer” and “Transferred” shall have correlative meanings.

Stabilization

IN CONNECTION WITH THIS OFFERING, MIZUHO SECURITIES USA LLC (IN THIS CAPACITY, THE “STABILIZING MANAGER”) (OR ANY PERSON ACTING ON BEHALF OF THE STABILIZING MANAGER) MAY OVER-ALLOT THE NOTES OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. THIS STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. THERE IS NO ASSURANCE THAT THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) WILL UNDERTAKE ANY STABILIZATION ACTION. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE NOTES IS MADE AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 CALENDAR DAYS AFTER THE ISSUE DATE OF THE NOTES AND NO LATER THAN 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES.

ANY STABILIZATION ACTION OR OVER-ALLOTMENT MUST BE CONDUCTED BY THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) IN ACCORDANCE WITH ALL APPLICABLE LAWS AND RULES. SEE “UNDERWRITING (CONFLICTS OF INTEREST)”.

S-iii

FORWARD-LOOKING INFORMATION

Certain statements contained, or incorporated by reference, in this prospectus supplement are “forward- looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, or which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible future actions by us, which may be provided by management, are also forward-looking statements as defined by the Act. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and assumptions about us, economic and market factors and the industries in which we do business, among other things.

Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The principal risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to, changes in market prices of our investments in equity securities; the occurrence of one or more catastrophic events, such as an earthquake, hurricane, geopolitical conflict, act of terrorism or cyber-attack that causes losses insured by our insurance subsidiaries and/or losses to our business operations; the frequency and severity of epidemics, pandemics or other outbreaks, and other events that negatively affect our operating results and restrict our access to borrowed funds through the capital markets at reasonable rates; changes in laws or regulations affecting our insurance, railroad, utilities and energy and finance subsidiaries; changes in federal income tax laws; and changes in general economic and market factors that affect the prices of securities or the industries in which we and our affiliates do business. You are advised to consult any additional disclosures we make in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC.

Forward-looking statements are not guarantees of future performance. We undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this prospectus supplement, except as required by law.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated herein and therein by reference, on the other hand, you should rely on the information contained in this prospectus supplement.

In this prospectus supplement, unless otherwise specified or the context otherwise implies, references to “dollars” and “$” are to U.S. dollars. References to “¥” and “yen” are to the lawful currency of Japan. Unless we indicate otherwise or unless the context implies otherwise, all references in this prospectus supplement to “Berkshire,” “we,” “us,” “our,” or similar references are references to Berkshire Hathaway Inc., including our consolidated subsidiaries. However, in the “Description of the Notes” and related summary sections of this prospectus supplement, references to “we,” “us,” “our,” or similar references are to Berkshire Hathaway Inc. (parent company only) and not to any of its subsidiaries.

This prospectus supplement is based on information provided by us and by other sources that we believe are reliable. We cannot assure you that this information is accurate or complete. This prospectus supplement summarizes certain documents and other information and we refer you to them for a more complete understanding of what we discuss in this prospectus supplement.

S-iv

INCORPORATION BY REFERENCE

In this document we “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be a part of this prospectus from the date we file that document, and later information filed with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of any offering of securities made by this prospectus (in each case, excluding any information furnished to, rather than filed with, the SEC, including, but not limited to, information furnished under Items 2.02 or 7.01 of Form 8-K and any corresponding information furnished with respect to such Items under Item 9.01 or as an exhibit):

•	Berkshire’s Annual Report on Form 10-K for the year ended December 31, 2024; and

•	those portions of Berkshire’s proxy statement for its 2025 annual meeting of shareholders incorporated by reference into its Form 10-K for the year ended December 31, 2024.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request and at no cost to such person, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of such information by writing or telephoning us at:

Berkshire Hathaway Inc.

3555 Farnam Street

Omaha, Nebraska 68131

Attn: Corporate Secretary

Tel: (402) 346-1400

S-v

SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere in or incorporated by reference into this prospectus supplement or the accompanying prospectus. Because this is a summary, it does not contain all the information that may be important to you. You should carefully read the entire prospectus supplement and the accompanying prospectus, together with documents incorporated by reference, in their entirety before making an investment decision.

Berkshire Hathaway Inc.

We are incorporated in Delaware, and we have our corporate headquarters in Omaha, Nebraska. We are a holding company owning subsidiaries engaged in numerous diverse business activities. The most important of these are insurance businesses conducted on both a primary basis and a reinsurance basis, a freight rail transportation business and a group of utility and energy generation and distribution businesses. Berkshire also owns and operates numerous other businesses engaged in a variety of manufacturing, services and retailing activities.

Included in the group of businesses that underwrite insurance and reinsurance is GEICO, one of the largest private passenger automobile insurers in the United States, and the Berkshire Hathaway Reinsurance Group (“BHRG”), one of the largest reinsurance businesses in the world. BHRG comprises National Indemnity Company and its affiliates, General Re Corporation and its subsidiaries and Alleghany Corporation’s Transatlantic Reinsurance Company and affiliates. Other subsidiaries that underwrite insurance include Berkshire Hathaway Homestate Companies, Cypress Insurance Company, Berkshire Hathaway Specialty Insurance, MedPro Group, the GUARD Insurance Companies, U.S. Liability Insurance Company, Berkshire Hathaway Life Insurance Company of Nebraska, MLMIC Insurance Company, Berkshire Hathaway Direct Insurance Company, and Alleghany Corporation and its insurance subsidiaries including RSUI and CapSpecialty.

Burlington Northern Santa Fe, LLC (“BNSF”) is a holding company that, through its subsidiary, BNSF Railway Company, operates one of the largest railroad systems in North America. Berkshire Hathaway Energy Company (“BHE”) is a holding company with investments in a diversified portfolio of locally managed and operated businesses, principally within the energy industry. Among BHE’s operating energy businesses are Northern Powergrid, MidAmerican Energy Company, PacifiCorp, NV Energy, BHE Pipeline Group, BHE Renewables, and AltaLink. In addition, BHE has an investment in HomeServices of America, a residential real estate brokerage firm. McLane Company operates a wholesale distribution business that provides grocery and non-food consumer products to retailers and convenience stores and to restaurants. The Marmon Group is a global industrial organization comprising 11 diverse business groups and more than 120 autonomous manufacturing and service businesses. The Lubrizol Corporation is a specialty chemical and performance materials company that manufactures products and supplies technologies for the global transportation, industrial and consumer markets. IMC International Metalworking Companies and its subsidiaries is one of the three largest multinational manufacturers of consumable precision carbide metal cutting tools for application in a broad range of industrial end markets. Precision Castparts Corp. (“PCC”) manufactures complex metal components and products and provides high-quality investment castings, forgings, fasteners/fastener systems and aerostructures for critical aerospace and power and energy applications.

Numerous business activities are conducted through our other manufacturing, services and retailing subsidiaries. Clayton Homes offers off-site (factory) and site-built homes and provides related financing and insurance products. Shaw Industries is a leading manufacturer and distributor of carpet, carpet tile and hard surface flooring products. Benjamin Moore is one of North America’s leading manufacturers of premium-quality residential, commercial and industrial maintenance coatings. Johns Manville is a leading manufacturer and marketer of premium-quality products for building insulation, mechanical and industrial insulation, commercial roofing and roof insulation, as well as reinforcement fiberglass and technical nonwovens. Acme Building Brands is a manufacturer and distributor of clay bricks and concrete block. MiTek produces residential and commercial construction and engineering products and systems. Fruit of the Loom, Russell Athletic, Vanity Fair, Garan, Fechheimer, H.H. Brown Shoe Group, and Brooks manufacture, license and distribute apparel and footwear under a variety of brand names. FlightSafety International is an industry leading provider of professional aviation training services and flight simulation products. NetJets is the leader in private aviation services and operates a large, diverse private aircraft fleet. NFM, R.C. Willey Home Furnishings, Star Furniture and Jordan’s Furniture are retailers of home furnishings. Borsheims, Helzberg Diamond Shops and Ben Bridge Jeweler are retailers of fine jewelry.

In addition, other manufacturing, service and retail businesses include: See’s Candies, a producer of boxed chocolates and other confectionery products; Larson-Juhl, a designer, manufacturer and distributor of custom picture framing products; CTB International, a leading global designer, manufacturer and marketer of a wide range of agricultural systems and solutions for the livestock and agricultural industries; International Dairy Queen, develops and services a worldwide system of approximately 7,700 franchised restaurants that offer various dairy desserts, beverages, prepared foods and blended fruit drinks; Pampered Chef, a premier direct seller of distinctive high-quality kitchenware products with sales and operations in the U.S., Canada, Germany, Austria and France and operations in China; Forest River, a manufacturer of recreational vehicles, utility cargo trailers, buses and pontoon boats with products sold in the U.S. and Canada; Business Wire, a global electronic distributor of news releases, regulatory filings, photos and other multimedia content; TTI, Inc., a global specialty distributor of electronic components; XTRA, a leading transportation equipment lessor; CORT, a leading provider of rental furniture and related services; Richline Group, a manufacturer and distributor of precious metal, non-precious metal, diamond and gem products; Oriental Trading Company, an online retailer for fun value-priced party supplies, seasonal products, arts and crafts, toys and novelties, school supplies, educational games and patient giveaways; Charter Brokerage, a leading non-asset based third party logistics provider to various industries; Berkshire Hathaway Automotive, which includes 83 automobile dealerships that sell new and used vehicles and offer repair services and related products; Detlev Louis Motorrad, a leading retailer of motorcycle clothing and equipment in Europe; Duracell, a leading manufacturer of high-performance alkaline and lithium coin batteries; Jazwares, a global toy company; IPS, a global leader in developing business solutions for the biotechnology and pharmaceutical industries; and W&W/AFCO Steel, a structural steel fabricator and steel construction business.

In 2017, we acquired a 38.6% noncontrolling interest in Pilot Travel Centers, LLC (“Pilot”), and on January 31, 2023, we acquired an additional 41.4% interest and attained control of Pilot. On January 16, 2024, we acquired the remaining 20% noncontrolling interest and Pilot became an indirect wholly owned Berkshire subsidiary. Pilot operates 677 travel center and 77 fuel-only retail locations across the U.S. and in five Canadian provinces, primarily under the names Pilot or Flying J, as well as large wholesale fuel and fuel marketing businesses in the U.S. Pilot also sells diesel fuel at other locations in the U.S. and Canada through various arrangements with third party travel centers and operates a water disposal business in the oil fields sector.

Operating decisions for our various businesses are made by managers of the business units. Investment decisions and all other capital allocation decisions are made for us and our subsidiaries by our senior management team which is led by Warren E. Buffett, Berkshire’s CEO and Chairman of its Board of Directors. Our businesses currently employ approximately 392,400 people.

Our executive offices are located at 3555 Farnam Street, Omaha, Nebraska 68131, and our telephone number is (402) 346-1400.

The Offering

Issuer	Berkshire Hathaway Inc.

LEI	5493000C01ZX7D35SD85

Securities Offered	¥48,600,000,000 aggregate principal amount of 1.352% Senior Notes due 2028.

¥19,500,000,000 aggregate principal amount of 1.593% Senior Notes due 2030.

¥3,500,000,000 aggregate principal amount of 1.797% Senior Notes due 2032.

¥9,100,000,000 aggregate principal amount of 2.090% Senior Notes due 2035.

¥6,000,000,000 aggregate principal amount of 2.492% Senior Notes due 2040.

¥3,300,000,000 aggregate principal amount of 3.117% Senior Notes due 2055.

Maturity Date	April 17, 2028 in respect of the notes due 2028.

April 17, 2030 in respect of the notes due 2030.

April 16, 2032 in respect of the notes due 2032.

April 17, 2035 in respect of the notes due 2035.

April 17, 2040 in respect of the notes due 2040.

April 15, 2055 in respect of the notes due 2055.

Interest	The 1.352% Senior Notes due 2028 will bear interest at a rate per annum equal to 1.352%.

The 1.593% Senior Notes due 2030 will bear interest at a rate per annum equal to 1.593%.

The 1.797% Senior Notes due 2032 will bear interest at a rate per annum equal to 1.797%.

The 2.090% Senior Notes due 2035 will bear interest at a rate per annum equal to 2.090%.

The 2.492% Senior Notes due 2040 will bear interest at a rate per annum equal to 2.492%.

The 3.117% Senior Notes due 2055 will bear interest at a rate per annum equal to 3.117%.

Interest on each series of notes will be payable semi-annually in arrears on April 15 and October 15 of each year, commencing on October 15, 2025.

Ranking	Each series of notes will be our unsecured senior obligations, will rank pari passu in right of payment with all of our unsubordinated, unsecured indebtedness and will be senior in right of payment to all of our subordinated indebtedness. As of December 31, 2024, we had no secured indebtedness and $21.1 billion of indebtedness, and our subsidiaries had $103.7 billion of indebtedness.

Optional Redemption	On or after February 16, 2032 for the 1.797% Senior Notes due 2032 (two months prior to maturity), January 17, 2035 for the 2.090% Senior Notes due 2035 (three months prior to maturity), or October 15, 2054 for the 3.117% Senior Notes due 2055 (six months prior to maturity), we may redeem the notes of the applicable series, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Additional Amounts	We will, subject to certain exceptions and limitations, pay additional amounts on the notes to holders in respect of any required withholding or deduction for any present or future tax, assessment or other governmental charge imposed by any taxing authority in the United States, as will result in receipt by beneficial owners of notes that are not U.S. Persons (as defined under “Description of the Notes—Payment of Additional Amounts”) of such amounts as they would have received had no such withholding or deduction been required. See “Description of the Notes—Payment of Additional Amounts.”

Redemption for Tax Reasons	We may redeem each series of notes in whole but not in part at any time in the event of certain changes in the tax laws of the United States that would require us to pay additional amounts as described under “Description of the Notes—Payment of Additional Amounts.” This redemption would be at 100% of the principal amount, together with accrued and unpaid interest on the notes to, but not including, the date fixed for redemption. See “Description of the Notes— Redemption for Tax Reasons.”

Currency of Payment	All payments of interest and principal, including payments made upon any redemption of the notes, will be made in yen. If the yen is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control, then all payments in respect of the notes will be made in U.S. dollars until the yen is again available to us or so used. See “Description of the Notes—Issuance in Yen; Payment on the Notes.”

Repayment	The notes will not be repayable at the option of the holder prior to maturity.

Sinking Fund	The notes are not subject to a sinking fund provision.

Denomination	The notes will be issued in minimum denominations of ¥100,000,000 and integral multiples of ¥10,000,000 in excess thereof.

Form of Notes	The notes will be issued as global notes registered in the name of the common depositary for Clearstream and Euroclear, or its nominee, for the accounts of its direct and indirect participants. Beneficial interests in notes held in book-entry form will not be entitled to receive physical delivery of certificated notes except in certain limited circumstances. For a description of certain factors relating to clearance and settlement, see “Description of the Notes—Book-Entry Delivery and Form.”

Further Issuances	We may issue additional notes of each series from time to time after this offering without the consent of holders of notes, which, together with the notes of such series offered hereby, will constitute a single series of notes under the indenture.

Use of Proceeds	We expect to use the net proceeds of this offering for general corporate purposes, including to refinance our 0.879% Senior Notes due 2025 (¥41,600,000,000 aggregate principal amount) that are maturing on April 16, 2025 (the “2025 Senior Notes”). Certain of the underwriters and/or their affiliates may own the 2025 Senior Notes and, as a result, may receive a portion of the net proceeds from this offering.

Trustee, Registrar	The Bank of New York Mellon Trust Company, N.A.

Paying Agent	The Bank of New York Mellon, London Branch.

Listing	The notes will not be listed on any national securities exchange or included in any automated quotation system.

Trading	The notes are new issues of securities with no established trading market. The underwriters have advised us that they currently intend to make a market in the notes, but they are not obligated to do so and may, in their sole discretion, discontinue market making at any time without notice. See “Underwriting (Conflicts of Interest)” in this prospectus supplement for more information about possible market making by the underwriters.

Governing Law	New York.

ISIN	XS3043425951 for the 1.352% Senior Notes due 2028.

XS3043426413 for the 1.593% Senior Notes due 2030.

XS3043426769 for the 1.797% Senior Notes due 2032.

XS3043427064 for the 2.090% Senior Notes due 2035.

XS3043427221 for the 2.492% Senior Notes due 2040.

XS3043428112 for the 3.117% Senior Notes due 2055.

Common Code	304342595 for the 1.352% Senior Notes due 2028.

304342641 for the 1.593% Senior Notes due 2030.

304342676 for the 1.797% Senior Notes due 2032.

304342706 for the 2.090% Senior Notes due 2035.

304342722 for the 2.492% Senior Notes due 2040.

304342811 for the 3.117% Senior Notes due 2055.

CUSIP	084670 ES3 for the 1.352% Senior Notes due 2028.

084670 ET1 for the 1.593% Senior Notes due 2030.

084670 EU8 for the 1.797% Senior Notes due 2032.

084670 EV6 for the 2.090% Senior Notes due 2035.

084670 EW4 for the 2.492% Senior Notes due 2040.

084670 EX2 for the 3.117% Senior Notes due 2055.

Risk Factors	You should carefully consider the specific factors set forth under “Risk Factors” on page S-7 of this prospectus supplement as well as the information and data included elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus, before making an investment decision.

Conflicts of Interest	We own more than 10% of the outstanding common stock of Bank of America Corporation, the parent company of BofA Securities, Inc. and an affiliate of Merrill Lynch International. Accordingly, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority. Because the notes to be offered will be rated investment grade, pursuant to Rule 5121, the appointment of a qualified independent underwriter is not necessary.

RISK FACTORS

Investing in our securities involves risks. Prior to making a decision about investing in our securities, in addition to the other information contained or incorporated by reference in this prospectus supplement, you should carefully consider the risks described in the section entitled “Risk Factors” in any other prospectus supplement and the risks described in our most recent Annual Report on Form 10-K, which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The occurrence or realization of any of these risks could materially adversely affect our business, operating results and financial condition.

The risks and uncertainties we describe are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business or operations. Any adverse effect on our business, financial condition or operating results could result in a decline in the value of our securities and the loss of all or part of your investment.

There is currently no trading market for the notes and an active trading market for the notes may not develop.

The notes are new issues of securities with no established trading market, and we do not intend to list them on any securities exchange or automated quotation system. As a result, an active trading market for the notes may not develop, or if one does develop, it may not be sustained. If an active trading market fails to develop or cannot be sustained, you may not be able to resell your notes at their fair market value or at all.

Increases in prevailing interest rates could adversely impact the trading price for the notes.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, and increases in prevailing interest rates could have an adverse effect on the trading price of the notes.

Holders of the notes may be subject to the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls, relating to the yen.

Investors will have to pay for the notes in yen. Principal and interest payments on the notes, including payments upon any redemption of the notes, are payable by us in yen. An investment in the notes which are denominated in, and all payments in respect of which are to be made in, a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities (the home currency), entails significant risks not associated with a similar investment in a security denominated in the home currency. These include the possibility of:

•	significant changes in rates of exchange between the holder’s home currency and the yen;

•	the imposition or modification of foreign exchange controls with respect to the yen; and

•	tax consequences for you as a result of any foreign exchange gains resulting from an investment in the notes.

We have no control over a number of factors affecting this type of note, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, rates of exchange for certain currencies, including the yen, have been highly volatile, and this volatility may be expected to continue in the future.

Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations in the rate that may occur during the term of the notes. Depreciation of the yen against the holder’s home currency could result in a decrease in the effective yield of the notes below the applicable coupon rate, and in certain circumstances, could result in a loss to the holder on a home currency basis.

This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. You should consult your own financial and legal advisors as to the risks involved in an investment in the notes.

The notes permit us to make payments in U.S. dollars if we are unable to obtain yen.

If the yen is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control then all payments in respect of the notes will be made in U.S. dollars until the yen is again available to us. The amount payable on any date in yen will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/yen exchange rate published in the Wall Street Journal on or prior to the second business day prior to the relevant payment date or, in the event the Wall Street Journal has not published such exchange rate, the rate will be determined in our sole discretion on the basis of the most recently available market exchange rate for yen. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes.

In a lawsuit for payment on the notes, an investor may bear currency exchange risk.

The indenture is, and the notes will be, governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in yen. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a long time. A federal court in New York presiding over a dispute arising in connection with the notes may apply the foregoing New York law or in certain circumstances may render the judgment in U.S. dollars.

In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of yen into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.

Trading in the clearing systems is subject to minimum denomination requirements.

The terms of the notes provide that notes will be issued with a minimum denomination of ¥100,000,000 and multiples of ¥10,000,000 in excess thereof. It is possible that the clearing systems may process trades which could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination or any integral multiple of ¥10,000,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

The global notes are held by or on behalf of Euroclear and Clearstream and, therefore, holders of the notes will have to rely on their procedures for transfer, payment and communication with us.

The notes will be represented by the global notes which will be held with a common depositary for Euroclear and Clearstream. Except in certain limited circumstances, holders of the notes will not be entitled to receive certificated notes in exchange for interests in the global notes. While the notes are represented by the global notes, holders of the notes will be able to trade their beneficial interests only through Euroclear and Clearstream.

We will discharge our payment obligations under the notes by making payments to or to the order of the common depositary for Euroclear and Clearstream for distribution to their accountholders. A holder of a beneficial interest in a global note must rely on the procedures of Euroclear and Clearstream to receive payments under the notes. We have no responsibility or liability for the records relating to, or payments made in respect of, beneficial interests in the global notes.

Holders of beneficial interests in the global notes will not have a direct right to vote in respect of the notes. Instead, such holders will be permitted to act directly only to the extent that they are enabled in accordance with the procedures of Euroclear and Clearstream to appoint appropriate proxies.

CURRENCY CONVERSION

All payments of interest and principal, including payments made upon any redemption of the notes, will be made in yen. If the yen is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control, then all payments in respect of the notes will be made in U.S. dollars until the yen is again available to us or so used. The amount payable on any date in yen will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/yen exchange rate published in the Wall Street Journal on or prior to the second business day prior to the relevant payment date or, in the event the Wall Street Journal has not published such exchange rate, the rate will be determined in our sole discretion on the basis of the most recently available market exchange rate for the yen. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes.

On April 4, 2025, the yen/U.S. dollar exchange rate was ¥145.9300 = U.S. $1.00, as announced by the U.S. Federal Reserve Board.

Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See “Risk Factors.”

USE OF PROCEEDS

We expect to use the net proceeds of this offering for general corporate purposes, including to refinance the 2025 Senior Notes. Certain of the underwriters and/or their affiliates may own the 2025 Senior Notes and, as a result, may receive a portion of the net proceeds from this offering.

DESCRIPTION OF THE NOTES

The following description of certain material terms of the notes does not purport to be complete.

This description of the notes is intended to be an overview of the material provisions of the notes and is intended to supplement, and to the extent of any inconsistency replace, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which we refer you. The notes will be issued under an indenture, dated as of January 31, 2025 (the “indenture”), among us, Berkshire Hathaway Finance Corporation and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “trustee”). The Bank of New York Mellon, London Branch, will initially act as paying agent for the notes. The Bank of New York Mellon Trust Company, N.A., will initially act as security registrar and transfer agent for the notes. Since this description of the notes is only a summary, we urge you to read the indenture (including definitions of terms used therein) and the forms of notes because they, and not this description, define your rights as a beneficial owner of the notes. You may request copies of these documents from us at 3555 Farnam Street, Omaha, Nebraska 68131. The indenture and the forms of the notes are included or incorporated by reference as an exhibit to the registration statement of which this prospectus supplement forms a part.

General

Each series of notes offered by this prospectus supplement will be issued as a separate series under the indenture. Each series of notes will be our senior unsecured obligations and will be initially limited in aggregate principal amount to ¥48,600,000,000 in the case of the 1.352% Senior Notes due 2028; ¥19,500,000,000 in the case of the 1.593% Senior Notes due 2030; ¥3,500,000,000 in the case of the 1.797% Senior Notes due 2032; ¥9,100,000,000 in the case of the 2.090% Senior Notes due 2035; ¥6,000,000,000 in the case of the 2.492% Senior Notes due 2040; and ¥3,300,000,000 in the case of the 3.117% Senior Notes due 2055.

We may at any time, without notice to or consent of the holders of the notes offered by this prospectus supplement, issue additional notes of the same series as any series of notes offered hereby. Any such additional notes will have the same ranking, interest rate, maturity date and other terms as such series of notes offered hereby, except for possible variations permitted under the indenture. We intend to treat any such additional notes, together with the notes of the applicable series offered hereby, as a single series of notes under the indenture. If the additional notes, if any, are not fungible with the notes of the applicable series offered hereby for U.S. federal income tax purposes, the additional notes will have separate CUSIP, Common Code and ISIN numbers.

Unless earlier redeemed, the entire principal amount of the 1.352% Senior Notes due 2028 will mature and become due and payable, together with any accrued and unpaid interest thereon, on April 17, 2028. Unless earlier redeemed, the entire principal amount of the 1.593% Senior Notes due 2030 will mature and become due and payable, together with any accrued and unpaid interest thereon, on April 17, 2030. Unless earlier redeemed, the entire principal amount of the 1.797% Senior Notes due 2032 will mature and become due and payable, together with any accrued and unpaid interest thereon, on April 16, 2032. Unless earlier redeemed, the entire principal amount of the 2.090% Senior Notes due 2035 will mature and become due and payable, together with any accrued and unpaid interest thereon, on April 17, 2035. Unless earlier redeemed, the entire principal amount of the 2.492% Senior Notes due 2040 will mature and become due and payable, together with any accrued and unpaid interest thereon, on April 17, 2040. Unless earlier redeemed, the entire principal amount of the 3.117% Senior Notes due 2055 will mature and become due and payable, together with any accrued and unpaid interest thereon, on April 15, 2055.

Each series of notes will be evidenced by one or more global notes deposited with the common depositary and registered in the name of the common depositary or its nominee. Except as described herein, beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by Clearstream or Euroclear and their participants. See “ —Book-Entry Delivery and Form.”

You will not have the right to cause us to repurchase the notes in whole or in part at any time before they mature. The notes are not subject to a sinking fund provision.

Interest

The 1.352% Senior Notes due 2028 will accrue interest at a rate of 1.352% per annum. The 1.593% Senior Notes due 2030 will accrue interest at a rate of 1.593% per annum. The 1.797% Senior Notes due 2032 will accrue interest at a rate of 1.797% per annum. The 2.090% Senior Notes due 2035 will accrue interest at a rate of 2.090% per annum. The 2.492% Senior Notes due 2040 will accrue interest at a rate of 2.492% per annum. The 3.117% Senior Notes due 2055 will accrue interest at a rate of 3.117% per annum. Each series of notes offered by this prospectus supplement will accrue interest on its stated principal amount from April 17, 2025, or from the most recent date to which interest has been paid or duly provided for. Accrued and unpaid interest on each series of notes will be payable semi-annually in arrears on April 15 and October 15 of each year, which we refer to as “interest payment dates,” commencing on October 15, 2025.

Interest on each series of notes will be paid to the person in whose name a note is registered at the close of business on the April 1 and October 1 (whether or not a business day), which we refer to as “record dates,” immediately preceding the relevant interest payment date.

The amount of interest payable on each series of notes for any full semi-annual interest period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full semi-annual interest period for which interest is computed will be computed on the basis of 30-day months and, for periods of less than a month, the actual number of days elapsed per 30-day month. If any date on which interest is payable on the notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on such interest payment date. For purposes of this prospectus supplement, a “business day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions in the Borough of Manhattan, The City of New York, London or Tokyo are authorized or required by law, regulation or executive order to close and that is a day on which the Trans- European Automated Real-time Gross Settlement Express Transfer System (the TARGET system), or any successor or replacement for that system, operates.

Any amounts payable on any notes that are not punctually paid on any payment date will cease to be payable to the person in whose name such notes are registered on the relevant record date, and such defaulted payment will instead be payable to the person in whose name such notes are registered on the special record date or other specified date determined in accordance with the indenture.

We may redeem some or all of any series of notes after the applicable par call date for such series plus accrued interest to the redemption date as described under “—Optional Redemption.” In addition, we may redeem each series of notes in whole but not in part at any time, if certain events occur involving changes in United States taxation, at the redemption price described under “—Redemption for Tax Reasons.”

Ranking

The notes will be our senior unsecured obligations and will rank pari passu in right of payment with all of our unsubordinated, unsecured indebtedness and will be senior in right of payment to all of our subordinated indebtedness. As of December 31, 2024, we had no secured indebtedness and $21.1 billion of indebtedness, and our subsidiaries had $103.7 billion of indebtedness.

Issuance in Yen; Payment on the Notes

Initial holders will be required to pay for the notes in yen, and all payments of principal of, the redemption price (if any), and interest and additional amounts (as defined below, if any), on the notes, will be payable in yen, provided, that if on or after the date of this prospectus supplement, the yen is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control, then all payments in respect of the notes will be made in U.S. dollars until the yen is again available to us or so used. The amount payable on any date in yen will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/yen exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date or, in the event the Wall Street Journal has not published such exchange rate, the rate will be determined in our sole discretion on the basis of the most recently available market exchange rate for the yen. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See “Risk Factors” in this prospectus supplement.

The Trustee, Paying Agent and Registrar

The Bank of New York Mellon Trust Company, N.A. is the trustee with respect to the notes at its corporate office located at 311 S. Wacker Drive, Suite 6200B, Floor 62, Mailbox #44, Chicago, IL 60606, United States of America. The Bank of New York Mellon Trust Company, N.A. currently serves as the trustee with respect to certain of our other outstanding debt securities.

The trustee is not required to exercise any of its rights or powers under the indenture at the request or direction of any holders unless such holders offer the trustee security or indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities that might be incurred by the trustee in compliance with such request or direction. Subject to such right of security or indemnity and to certain other limitations, the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the securities of such series.

The Bank of New York Mellon, London Branch, will initially act as paying agent for the notes at its corporate office located at 160 Queen Victoria Street, London EC4V 4LA, United Kingdom. The Bank of New York Mellon Trust Company, N.A., will initially act as security registrar for the notes. Upon notice to the trustee, we may change any paying agent or security registrar.

Optional Redemption

On or after February 16, 2032 for the 1.797% Senior Notes due 2032 (two months prior to maturity), January 17, 2035, for the 2.090% Senior Notes due 2035 (three months prior to maturity), or October 15, 2054 for the 3.117% Senior Notes due 2055 (six months prior to maturity), we may redeem the notes of the applicable series, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of the series of notes to be redeemed. Any notice of redemption may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion of securities offerings or other corporate transactions. We will give the notice in the manner described under “—Notices.”

In the case of a partial redemption, selection of the notes of the applicable series for redemption will be made pro rata, by lot or by such other method as the trustee in its sole discretion deems appropriate and fair. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held through Clearstream/Euroclear (or another depositary), the redemption of the notes will be done in accordance with the policies and procedures of the depositary.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Payment of Additional Amounts

All payments of principal and interest in respect of the notes will be made free and clear of, and without deduction or withholding for or on account of any present or future taxes, duties, assessments or other governmental charges of whatsoever nature required to be deducted or withheld by the United States or any political subdivision or taxing authority of or in the United States, unless such withholding or deduction is required by law or the official interpretation or administration thereof.

In the event any withholding or deduction on payments in respect of the notes for or on account of any present or future tax, assessment or other governmental charge is required to be deducted or withheld by the United States or any political subdivision or taxing authority thereof or therein, we will pay such additional amounts on the notes as will result in receipt by each beneficial owner of a note that is not a U.S. Person (as defined below) of such amounts (after all such withholding or deduction, including on any additional amounts) as would have been received by such beneficial owner had no such withholding or deduction been required. We will not be required, however, to make any payment of additional amounts for or on account of:

(a)

any tax, assessment or other governmental charge that would not have been imposed but for (1) the existence of any present or former connection (other than a connection arising solely from the ownership of those notes or the receipt of payments in respect of those notes) between a holder of a note (or the beneficial owner for whose benefit such holder holds such note), or between a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, that holder or beneficial owner (if that holder or beneficial owner is an estate, trust, partnership or corporation) and the United States, including that holder or beneficial owner, or that fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in trade or business or present in the United States or having had a permanent establishment in the United States or (2) the presentation of a note for payment on a date more than 30 days after the later of the date on which that payment becomes due and payable and the date on which payment is duly provided for;

(b)	any estate, inheritance, gift, sales, transfer, capital gains, excise, personal property, wealth or similar tax, assessment or other governmental charge;

(c)

any tax, assessment or other governmental charge imposed by reason of the beneficial owner’s past or present status as a passive foreign investment company, a controlled foreign corporation, a foreign tax exempt organization or a personal holding company with respect to the United States or as a corporation that accumulates earnings to avoid U.S. federal income tax;

(d)	any tax, assessment or other governmental charge which is payable by any method other than withholding or deducting from payment of principal of or premium, if any, or interest on such notes;

(e)

any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of and premium, if any, or interest on any note if that payment can be made without withholding by any other paying agent;

(f)

any tax, assessment or other governmental charge which would not have been imposed but for the failure of a beneficial owner or any holder of notes to comply with our request or a request of our agent to satisfy certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of the beneficial owner or any holder of the notes that such beneficial owner or holder is legally able to deliver (including, but not limited to, the requirement to provide an applicable Internal Revenue Service Form W-8, or any subsequent versions thereof or successor thereto, and including, without limitation, any documentation requirement under an applicable income tax treaty);

(g)

any tax, assessment or other governmental charge imposed on interest received by (1) a 10-percent shareholder (as defined in Section 871(h)(3)(B) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the U.S. Treasury regulations that may be promulgated thereunder) of ours, (2) a controlled foreign corporation that is related to us within the meaning of Section 864(d)(4) of the Code or (3) a bank receiving interest described in Section 881(c)(3)(A) of the Code, to the extent such tax, assessment or other governmental charge would not have been imposed but for the beneficial owner’s status as described in clauses (1) through (3) of this paragraph (g);

(h)

any tax, assessment or other governmental charge required to be withheld or deducted under Sections 1471 through 1474 of the Code (or any amended or successor version of such Sections) (“FATCA”), any regulations or other guidance thereunder, or any agreement (including any intergovernmental agreement) entered into in connection therewith; or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA; or

(i)	any combination of items (a), (b), (c), (d), (e), (f), (g) and (h);

nor will we pay any additional amounts to any beneficial owner or holder of notes who is a fiduciary or partnership (including any entity treated as a partnership for U.S. federal income tax purposes) to the extent that a beneficiary or settlor with respect to that fiduciary or a member of that partnership or a beneficial owner thereof would not have been entitled to the payment of those additional amounts had that beneficiary, settlor, member or beneficial owner been the beneficial owner of those notes.

As used in the preceding paragraph, “U.S. Person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable U.S. Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Any reference in the terms of the notes to any amounts in respect of the notes shall be deemed also to refer to any additional amounts which may be payable under this provision.

Redemption for Tax Reasons

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any political subdivision of or taxing authority in the United States), or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction in the United States), which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, we become or, based upon a written opinion of independent counsel selected by us, there is a substantial probability that we will become, obligated to pay additional amounts as described under the heading “—Payment of Additional Amounts” with respect to the notes of a series, then we may at any time at our option redeem such series of notes, in whole but not in part, on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on the notes to, but excluding, the date fixed for redemption.

Book-Entry Delivery and Form

General

The notes offered hereby will be issued in registered, global form in minimum denominations of ¥100,000,000 and integral multiples of ¥10,000,000 in excess thereof. The notes will be issued on the issue date therefor only against payment in immediately available funds. Each series of notes will be issued in the form of one or more global certificates in definitive, fully registered form without interest coupons, each of which we refer to as a “global note.” Each such global note will be deposited with the common depositary and registered in the name of the common depositary or its nominee. We will not issue certificated securities to you for the notes you purchase, except in the limited circumstances described below.

Beneficial interests in the global notes will be represented, and transfers of such beneficial interest will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Clearstream or Euroclear. Investors may hold beneficial interests in notes directly through Clearstream or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such systems. The address of Clearstream is 42 Avenue JF Kennedy, L-1855 Luxembourg, Luxembourg, and the address of Euroclear is 1 Boulevard Roi Albert II, B-1210 Brussels, Belgium. We have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.

Beneficial interests in the global notes will be shown on, and transfers of beneficial interests in the global notes will be made only through, records maintained by Clearstream or Euroclear and their participants. When you purchase notes through the Clearstream or Euroclear systems, the purchases must be made by or through a direct or indirect participant in the Clearstream or Euroclear system, as the case may be. The participant will receive credit for the notes that you purchase on Clearstream’s or Euroclear’s records, and, upon its receipt of such credit, you will become the beneficial owner of those notes. Your ownership interest will be recorded only on the records of the direct or indirect participant in Clearstream or Euroclear, as the case may be, through which you purchase the notes and not on Clearstream’s or Euroclear’s records. Neither Clearstream nor Euroclear, as the case may be, will have any knowledge of your beneficial ownership of the notes. Clearstream’s or Euroclear’s records will show only the identity of the direct participants and the amount of the notes held by or through those direct participants. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from Clearstream or Euroclear. You should instead receive those documents from the direct or indirect participant in Clearstream or Euroclear through which you purchase the notes. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. The paying agent will wire payments on the notes to the common depositary as the holder of the global notes. The trustee, the paying agent and we will treat the common depositary or any successor nominee to the common depositary as the owner of the global notes for all purposes. Accordingly, the trustee, the paying agent and we will have no direct responsibility or liability to pay amounts due with respect to the global notes to you or any other beneficial owners in the global notes. Any redemption or other notices with respect to the notes will be sent by us directly to Clearstream or Euroclear, which will, in turn, inform the direct participants (or the indirect participants), which will then contact you as a beneficial holder, all in accordance with the rules of Clearstream or Euroclear, as the case may be, and the internal procedures of the direct participant (or the indirect participant) through which you hold your beneficial interest in the notes. Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream and Euroclear have established their procedures in order to facilitate transfers of the notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue or change those procedures at any time.

Initial Settlement

Investors will follow the settlement procedures applicable to conventional eurobonds in registered form. It is intended that notes will be credited to the securities custody accounts of Clearstream and Euroclear holders on the settlement date on a delivery against payment basis. None of the notes may be held through, no trades of the notes will be settled through, and no payments with respect to the notes will be made through, The Depository Trust Company in the United States.

Secondary Market Trading

Any secondary market trading of book-entry interests in the notes will take place through participants in Clearstream and Euroclear in accordance with the normal rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in registered form.

It is important to establish at the time of trading of any notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States or Japan. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

Clearstream and Euroclear

We have obtained the information in this section concerning Clearstream and Euroclear, and the book-entry system and procedures, from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Clearstream has advised us that it is a limited liability company organized under Luxembourg law. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Luxembourg Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream participant.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries.

Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law. These Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding securities through Euroclear participants.

Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it, such as dividends, voting rights and other entitlements, to any person credited with such interests in securities on its records.

Certificated Notes

The global notes for a series are exchangeable for certificated notes of the same series in definitive, fully registered form without interest coupons in minimum denominations of ¥100,000,000 principal amount and integral multiples of ¥10,000,000 in excess thereof only in the following limited circumstances:

•	the depositary for any of the notes of such series notifies us that it is unwilling or unable to continue as depositary for the global notes of such series,

•	if there shall have occurred and be continuing an event of default with respect to the notes of such series, or

•	if we determine, in our sole discretion, that the global notes of such series are exchangeable in accordance with the terms of the indenture.

In all cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, as the depositary shall direct. Subject to the foregoing, a global note is not exchangeable, except for a global note of the same aggregate denomination to be registered in the name of the common depositary or its nominee.

Notices

Except as otherwise described herein, notice to registered holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing. So long as the notes are represented by a global note deposited with The Bank of New York Mellon, London Branch, or any successor thereto, as the common depositary for Clearstream and Euroclear, notices to holders may be given by delivery to Clearstream and Euroclear, and such notices shall be deemed to be given on the date of delivery to Clearstream and Euroclear. The trustee will transmit notices to each registered holder’s last known address as it appears in the security register that the trustee maintains. The trustee will only transmit these notices to the registered holder of the notes. You will not receive notices regarding the notes directly from us unless we reissue the notes to you in fully certificated form.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations that may be relevant to initial holders of the notes. The summary is limited to holders that purchase notes in the initial offering for cash at their initial offering price and that hold the notes as capital assets within the meaning of Section 1221 of the Code, which generally means as property held for investment. The summary does not purport to address all of the tax considerations that may be relevant to a particular holder or to deal with the tax considerations that may be relevant to holders in special tax situations, such as banks, thrifts, real estate investment trusts, regulated investment companies, partnerships and other pass-through entities, insurance companies, dealers in securities or currencies, traders in securities electing to use a mark-to-market method of accounting, accrual basis taxpayers subject to special tax accounting rules under Section 451(b) of the Code, foreign persons (except to the extent specifically provided below), tax-exempt organizations, United States expatriates and certain former citizens or long-term residents of the United States, persons holding notes as part of a straddle, hedge, conversion transaction, “synthetic security” or other integrated investment, persons deemed to sell the notes under the constructive sale provisions of the Code, or U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar, nor does it address federal estate, gift or alternative minimum taxes or state, local, or foreign taxes.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) or pass- through entity holds notes, the tax treatment of a partner or a member in that partnership or pass-through entity generally will depend upon the status of the partner or the member and upon the activities of the partnership or pass-through entity. A partnership or pass-through entity considering a purchase of the notes, and partners or members in such a partnership or pass-through entity, should consult their own tax advisors regarding the tax consequences to them of the purchase, ownership and disposition of the notes.

This summary is based upon the Code, Treasury regulations, Internal Revenue Service (“IRS”) rulings and pronouncements and administrative and judicial decisions currently in effect, all of which are subject to change (possibly with retroactive effect) or possible differing interpretations. No ruling has been or will be sought from the IRS with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. As a result, the IRS could disagree with portions of this discussion.

This discussion is for general purposes only. Persons considering a purchase of the notes should consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the notes in light of their own particular circumstances, including the tax consequences under federal, state, local and foreign tax laws and tax treaties and the possible effects of any changes in applicable tax laws.

Consequences to U.S. Holders

The following discussion summarizes certain U.S. federal income tax considerations relevant to a U.S. holder. For purposes of this discussion, the term “U.S. holder” means a beneficial owner of the notes that is (1) an individual who is a citizen or resident of the United States, (2) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, in each case, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) a trust if it (i) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (as defined in the Code) or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a United States person (as defined in the Code), or (4) an estate, the income of which is subject to U.S. federal income tax regardless of its source.

Payments or Accruals of Interest

Payments or accruals of interest on a note will be taxable to U.S. holders as U.S.-source ordinary interest income at the time such U.S. holders receive or accrue such amounts (in accordance with a holder’s regular method of tax accounting).

A U.S. holder that uses the cash method of accounting and that receives a payment of interest in yen will be required to include in income the U.S. dollar value of the yen payment received (determined based on the spot rate on the date the payment is received), regardless of whether the payment is in fact converted to U.S. dollars at that time. A cash basis U.S. holder will not recognize exchange gain or loss on the receipt of interest income, but may recognize exchange gain or loss attributable to the actual disposition of the yen received as described below.

A U.S. holder that uses the accrual method of accounting will accrue interest income in yen and translate that amount into U.S. dollars based on the average spot rate of exchange in effect for the accrual period or, with respect to an accrual period that spans two taxable years, at the average spot rate for the partial period within the applicable taxable year. Alternatively, an accrual method U.S. holder may elect to translate interest income into U.S. dollars at the spot rate on the last day of the accrual period (or the last day of the taxable year in the case of an accrual period that spans two taxable years) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. A U.S. holder that makes this election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS. A U.S. holder that uses the accrual method will recognize exchange gain or loss with respect to accrued interest income on the date the interest payment is actually received. The amount of exchange gain or loss recognized will equal the difference, if any, between the U.S. dollar value of the yen payment received (determined based on the spot rate on the date the payment is received) in respect of the accrual period and the U.S. dollar value of interest income that has accrued during the accrual period (as determined above), regardless of whether the payment is in fact converted to U.S. dollars. This exchange gain or loss generally will be treated as U.S.-source ordinary income or loss.

Sale, Exchange, Redemption or Other Disposition of the Notes

When a U.S. holder disposes of a note by sale, exchange, redemption or other disposition, the holder will generally recognize gain or loss equal to the difference between the amount the holder realizes on the transaction (less any amount attributable to accrued and unpaid interest, which will be taxable as such) and the holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note will generally equal the U.S. dollar value of the yen used to purchase the note using the spot exchange rate on the purchase date. If a note is traded on an established securities market, as the notes are expected to be, a cash basis U.S. holder (and if it elects, an accrual basis U.S. holder) will determine the U.S. dollar value of the yen amount paid for the note on the settlement date of the purchase. Payments received that are attributable to accrued interest will be treated in accordance with the rules applicable to payments of interest, described above.

The amount realized on the sale, exchange, redemption or other disposition of a note for an amount in yen will generally be the U.S. dollar value of such yen based on the spot exchange rate on the date the note is disposed of; provided, however, that if the note is traded on an established securities market, as the notes are expected to be, a cash basis U.S. holder (and if it elects, an accrual basis U.S. holder) will determine the U.S. dollar value of such yen on the settlement date of the disposition.

If an accrual method U.S. holder makes either of the settlement date elections described above, such election must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS. If a note is not traded on an established securities market (or, if a note is so traded, but a U.S. holder is an accrual basis U.S. holder that has not made the settlement date election), a U.S. holder will recognize exchange gain or loss (taxable as U.S.-source ordinary income or loss) to the extent that the U.S. dollar value of the yen received (based on the spot rate on the settlement date), differs from the U.S. dollar value of the amount realized.

Except as discussed below with respect to exchange gain or loss, the gain or loss that a U.S. holder recognizes on the sale, exchange, redemption or other disposition of a note will generally be U.S.-source capital gain or loss and will be long-term capital gain or loss if the holder held the note for more than one year on the date of disposition. Long-term capital gains recognized by non-corporate U.S. holders (including individuals) are subject to taxation at preferential rates. The tax deductibility of capital losses is subject to limitations.

Any gain or loss realized upon the sale, exchange, redemption or other disposition of a note that is attributable to fluctuations in currency exchange rates will be exchange gain or loss. Gain or loss attributable to fluctuations in currency exchange rates generally will equal the difference between (i) the U.S. dollar value of a U.S. holder’s purchase price for the note in yen determined on the date the note is disposed of, and (ii) the U.S. dollar value of a U.S. holder’s purchase price for the note in yen determined on the date the U.S. holder acquired the note (or, in each case, determined on the settlement date if the notes are traded on an established securities market, as the notes are expected to be, and the U.S. holder is either a cash basis or an electing accrual basis holder). The exchange gain or loss (with respect to both principal and accrued interest) will be recognized only to the extent of the total gain or loss realized by a U.S. holder on the sale, exchange, redemption or other disposition of the note, and generally will be U.S.-source ordinary income or loss.

Exchange of Yen

A U.S. holder’s tax basis in the yen received as interest on, or on the sale or other disposition of, a note will be the U.S. dollar value of such yen at the spot rate in effect on the date of receipt of the yen. Any gain or loss recognized by a U.S. holder on a sale, exchange or other disposition of the yen will be U.S.-source ordinary income or loss.

Tax Return Disclosure Requirements

Certain U.S. Treasury regulations meant to require the reporting of certain tax shelter transactions cover transactions generally not regarded as tax shelters, including certain foreign currency transactions giving rise to losses in excess of a certain minimum amount (e.g., $50,000 in a single transaction in the case of an individual or trust, and higher amounts for non-individual, non-trust taxpayers), such as the receipt of interest on a foreign currency note or a sale, exchange, retirement or other taxable disposition of a foreign currency note or of foreign currency received in respect of a foreign currency note. Persons considering the purchase of notes should consult with their own tax advisors to determine the U.S. federal income tax return disclosure obligations, if any, with respect to an investment in the notes or the disposition of yen, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

3.8% Medicare Tax On “Net Investment Income”

U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% Medicare tax on the lesser of (a) such holder’s “net investment income” (or undistributed “net investment income” in the case of an estate or trust) for the relevant taxable year and (b) the excess of the U.S. holder’s modified gross income for the taxable year over certain thresholds (generally $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return). Net investment income will generally include interest income and net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. holders should consult their advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Backup Withholding and Information Reporting

Unless a U.S. holder is an exempt recipient, payments under the notes or proceeds received from the sale of the notes will generally be subject to information reporting and will generally also be subject to U.S. federal backup withholding tax if such U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts so withheld do not constitute a separate tax and will generally be allowed as a refund or a credit against the U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Consequences to Non-U.S. Holders

The following discussion summarizes certain U.S. federal income tax considerations relevant to a non-U.S. holder. For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of the notes that for U.S. federal income tax purposes is a nonresident alien individual, a foreign corporation, or a trust or estate that is not a U.S. holder.

Payments of Interest

Subject to the discussions below under “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act”, payments of interest on the notes made to a non-U.S. holder will generally be exempt from U.S. federal income and withholding tax, provided that:

•

the non-U.S. holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, and is not a controlled foreign corporation related, directly or through attribution, to us through stock ownership;

•	the non-U.S. holder is not a bank receiving interest on a loan entered into in the ordinary course of its trade or business;

•

either (i) the non-U.S. holder certifies on IRS Form W-8BEN or Form W-8BEN-E (or a successor form), under penalties of perjury, that it is a non-U.S. holder and provides its name and address or otherwise satisfies applicable documentation requirements or (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the non-U.S. holder certifies under penalties of perjury that the certification referred to in clause (i) has been received from the non-U.S. holder or an intermediate financial institution and furnishes a copy thereof; and

•	the payments are not effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest made to such non-U.S. holder will be subject to a 30% U.S. federal withholding tax, unless such non-U.S. holder provides the applicable withholding agent with a properly executed:

•	IRS Form W-8BEN or Form W-8BEN-E (or a successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty; or

•

IRS Form W-8ECI (or a successor form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States.

If payments of interest on the notes are effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States (and, where an income tax treaty applies, are attributable to a United States permanent establishment), then such non-U.S. holder will be subject to U.S. federal income tax on such interest payments on a net income basis in the same manner as a U.S. holder (but without regard to the 3.8% Medicare tax, described above), although such non-U.S. holder will be exempt from the 30% U.S. federal withholding tax if the certification requirements discussed above are satisfied. In addition, a non-U.S holder that is a foreign corporation may be subject to an additional branch profits tax equal to 30% (or lower applicable tax treaty rate) of such interest, subject to adjustments.

Sale, Exchange, Redemption or Other Disposition of the Notes

Subject to the discussions below under “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act”, any gain realized by a non-U.S. holder upon a sale, exchange, redemption or other disposition of the notes will generally not be subject to U.S. federal income tax, unless:

•

the gain is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder (and, where an income tax treaty applies, is attributable to a United States permanent establishment); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Any gain realized by a non-U.S. holder upon a sale, exchange, redemption or other disposition of the notes that is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, where an income tax treaty applies, is attributable to a United States permanent establishment) will generally be taxable as discussed above with respect to effectively connected interest on the notes. If a non-U.S. holder is subject to U.S. federal income tax because the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, any gain realized by the non-U.S. holder on the sale, exchange, redemption or other disposition of the notes that is not effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States will be subject to a flat 30% tax on the gain derived from such disposition (or lower applicable tax treaty rate), which gain may be offset by U.S.-source capital losses.

Backup Withholding and Information Reporting

Generally, information reporting will apply to the amount of interest paid to each non-U.S. holder and the amount of tax, if any, withheld with respect to those payments. These reporting requirements apply regardless of whether withholding is reduced or eliminated by the Code or an applicable income tax treaty or otherwise. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable tax treaty or agreement.

In general, a non-U.S. holder will not be subject to U.S. federal backup withholding with respect to payments of interest on the notes if the non-U.S. holder provides an IRS Form W-8BEN or Form W-8BEN-E (or a successor form) with respect to such payments or otherwise satisfies applicable documentation requirements. In addition, no information reporting or backup withholding will generally be required with respect to the proceeds of a sale or other disposition of the notes by a non-U.S. holder made within the United States or conducted through certain United States-related financial intermediaries if the payor receives such a form or the non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts so withheld will generally be allowed as a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Withholding taxes may be imposed under FATCA on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on payments of interest on, or (subject to the proposed Treasury regulations discussed below) gross proceeds from the sale or other disposition of, a note paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Withholding under FATCA generally will apply to payments of interest on a note regardless of when they are made. Under the applicable final Treasury regulations, withholding under FATCA generally applies to payments of gross proceeds from the sale or other disposition of a note on or after January 1, 2019. However, pursuant to proposed Treasury regulations (upon which taxpayers may generally rely until applicable final regulations are issued or such proposed Treasury regulations are rescinded), gross proceeds from the sale or other disposition of a note will not be subject to withholding under FATCA. Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the notes.

UNDERWRITING (Conflicts of Interest)

We have entered into an underwriting agreement with Mizuho Securities USA LLC and Merrill Lynch International with respect to the notes. Subject to certain conditions, we have agreed to sell to each underwriter and each underwriter named below has severally agreed to purchase from us the principal amount of the notes that appears opposite its name in the table below.

	Aggregate principal amount of 1.352% Senior Note due 2028	Aggregate principal amount of 1.593% Senior Note due 2030	Aggregate principal amount of 1.797% Senior Note due 2032	Aggregate principal amount of 2.090% Senior Note due 2035	Aggregate principal amount of 2.492% Senior Note due 2040	Aggregate principal amount of 3.117% Senior Note due 2055
Mizuho Securities USA LLC	¥26,730,000,000	¥10,720,000,000	¥1,930,000,000	¥5,000,000,000	¥3,300,000,000	¥1,820,000,000
Merrill Lynch International	¥21,870,000,000	¥8,780,000,000	¥1,570,000,000	¥4,100,000,000	¥2,700,000,000	¥1,480,000,000
Total	¥48,600,000,000	¥19,500,000,000	¥3,500,000,000	¥9,100,000,000	¥6,000,000,000	¥3,300,000,000

The underwriters have agreed to purchase all of the notes if any of them are purchased. The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to, among other customary conditions, the delivery of certain legal opinions by their counsel. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to (i) 0.05% of the principal amount of the 1.352% Senior Notes due 2028; (ii) 0.10% of the principal amount of the 1.593% Senior Notes due 2030; (iii) 0.15% of the principal amount of the 1.797% Senior Notes due 2032; (iv) 0.15% of the principal amount of the 2.090% Senior Notes due 2035; (v) 0.25% of the principal amount of the 2.492% Senior Notes due 2040; and (vi) 0.35% of the principal amount of the 3.117% Senior Notes due 2055. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to (i) 0.05% of the principal amount of the 1.352% Senior Notes due 2028; (ii) 0.05% of the principal amount of the 1.593% Senior Notes due 2030; (iii) 0.05% of the principal amount of the 1.797% Senior Notes due 2032; (iv) 0.05% of the principal amount of the 2.090% Senior Notes due 2035; (v) 0.10% of the principal amount of the 2.492% Senior Notes due 2040; and (vi) 0.15% of the principal amount of the 3.117% Senior Notes due 2055 to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

In the underwriting agreement, we have agreed that, subject to certain exceptions, we will indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering of notes:

	Underwriting Discount paid by us
	Per Note	Total
1.352% Senior Notes due 2028	0.10%	¥48,600,000
1.593% Senior Notes due 2030	0.15%	¥29,250,000
1.797% Senior Notes due 2032	0.20%	¥7,000,000
2.090% Senior Notes due 2035	0.25%	¥22,750,000
2.492% Senior Notes due 2040	0.40%	¥24,000,000
3.117% Senior Notes due 2055	0.55%	¥18,150,000

We estimate that we will spend approximately $2 million for printing, rating agency fees, trustee and legal fees and other expenses related to this offering.

The notes are new issues of securities with no established trading market. We do not intend to apply for any series of the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system.

The underwriters have advised us that they intend to make a market in the notes. However, they are not obligated to do so and may discontinue any market making at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In connection with the issue of the notes, Mizuho Securities USA LLC (in this capacity, the “Stabilizing Manager”) (or persons acting on behalf of the Stabilizing Manager) may over-allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake any stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the final terms of the offer of the notes is made, and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue of the notes and 60 days after the date of the allotment of the notes. Such stabilization shall be carried out in accordance with applicable laws and regulations. Any loss or profit sustained as a consequence of any such over-allotment or stabilization shall be for the account of the Stabilizing Manager. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the Stabilizing Manager has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions. The address of the Stabilizing Manager is 1271 Avenue of the Americas, New York, NY 10020.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities, but if these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Each underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Each underwriter and certain of its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they have received or will receive customary fees and expenses reimbursements. The underwriters and their affiliates may also make investment recommendations and/ or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

We expect that delivery of the notes will be made against payment therefor on or about April 17, 2025, which is the fourth Tokyo business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+4”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the business day before delivery hereunder will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the business day before their date of delivery hereunder should consult their own advisors.

Conflicts of Interest

We own more than 10% of the outstanding common stock of Bank of America Corporation, the parent company of BofA Securities, Inc. and an affiliate of Merrill Lynch International. Accordingly, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority. Because the notes to be offered will be rated investment grade, pursuant to Rule 5121, the appointment of a qualified independent underwriter is not necessary. BofA Securities, Inc. will not confirm sales of the notes to any account over which it exercises discretionary authority without the prior written approval of the customer.

Offering Restrictions

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For the purposes of this provision the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii)	a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

Consequently no key information document required by the PRIIPs Regulation for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the UK. For the purposes of this provision the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; or

(ii)

a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA.

Consequently no key information document required by the UK PRIIPs Regulation for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the FSMA and the UK Prospectus Regulation from the requirement to publish a prospectus for offers of notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the UK Prospectus Regulation.

This prospectus supplement and the accompanying prospectus and any other material in relation to the notes are only being distributed to, and are directed only at, persons in the UK who are “qualified investors” (as defined in the UK Prospectus Regulation) who are also (i) investment professionals falling within Article 19(5) of the Order, or (ii) high net worth entities or other persons falling within Articles 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute them, all such persons together being referred to as “Relevant Persons.” The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, Relevant Persons. This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the UK. Any person in the UK that is not a Relevant Person should not act or rely on this prospectus supplement and the accompanying prospectus or their contents. The notes are not being offered to the public in the UK.

In addition, each underwriter has represented and agreed in the underwriting agreement that it:

•

has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the UK.

Japan

The notes have not been and will not be registered under the FIEL and, accordingly, have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, a resident of

Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except through a solicitation constituting a solicitation targeting QIIs, which will be exempt from the registration requirements of the FIEL, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Hong Kong

No underwriter nor any of their affiliates (i) have offered or sold, or will offer or sell, in Hong Kong, by means of any document, our notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance or (ii) have issued or had in its possession for the purposes of issue, or will issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our securities that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Singapore

Each underwriter has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any notes or caused the notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any notes or cause the notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of notes, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA) that the notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Taiwan

The notes have not been, and will not be, registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) pursuant to applicable securities laws and regulations. No person or entity in Taiwan is authorized to distribute or otherwise intermediate the offering of the notes or the provision of information relating to this prospectus supplement and the accompanying prospectus. The notes may be made available for purchase outside Taiwan by investors residing in Taiwan (either directly or through properly licensed Taiwan intermediaries acting on behalf of such investors), but may not be issued, offered or sold in Taiwan. No subscription or other offer to purchase the notes shall be binding on us until received and accepted by us or any underwriter outside of Taiwan (the “Place of Acceptance”), and the purchase/sale contract arising therefrom shall be deemed a contract entered into in the Place of Acceptance.

Korea

The notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Accordingly, the notes have not been and will not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, except as otherwise permitted by applicable Korean laws and regulations. In addition, within one year following the issuance of the notes, the notes may not be transferred to any resident of Korea other than a qualified institutional buyer (as such term is defined in the regulation on issuance, public disclosure, etc. of securities of Korea, a “Korean QIB”) registered with the Korea Financial Investment Association (the “KOFIA”) as a Korean QIB and subject to the requirement of monthly reports with the KOFIA of its holding of Korean QIB bonds as defined in the Regulation on Issuance, Public Disclosure, etc. of notes of Korea, provided that (a) the notes are denominated, and the principal and interest payments thereunder are made, in a currency other than Korean won, (b) the amount of the securities acquired by such Korean QIBs in the primary market is limited to less than 20 percent of the aggregate issue amount of the notes, (c) the notes are listed on one of the major overseas securities markets designated by the Financial Supervisory Service of Korea, or certain procedures, such as registration or report with a foreign financial investment regulator, have been completed for offering of the securities in a major overseas securities market, (d) the one-year restriction on offering, delivering or selling of securities to a Korean resident other than a Korean QIB is expressly stated in the securities, the relevant underwriting agreement, subscription agreement, and the offering circular and (e) the issuer and underwriters shall individually or collectively keep the evidence of fulfillment of conditions (a) through (d) above after having taken necessary actions therefor.

LEGAL MATTERS

Certain legal matters in connection with the notes offered hereby will be passed upon for us by Baker & McKenzie LLP, Los Angeles, California, and for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended December 31, 2024, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Berkshire Hathaway Inc.

Debt Securities

We may, from time to time, offer to sell debt securities. We may sell these debt securities in one or more offerings at prices and on other terms to be determined at the time of offering.

This prospectus describes some of the general terms and conditions that apply to these debt securities. We will provide the specific terms of the debt securities to be offered in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you make an investment decision.

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” starting on page 5 of this prospectus, as well as the other information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, before making a decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated January 31, 2025

We are responsible for the information contained and incorporated by reference in this prospectus, in any accompanying prospectus supplement, and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus, the date of the relevant document incorporated by reference, or another that is otherwise specified, as applicable. Our financial condition, results of operations or business prospects may have changed since those dates.

If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you.

Forward-Looking Information

Certain statements contained, or incorporated by reference, in this prospectus are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, or which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible future actions by us, which may be provided by management are also forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and assumptions about us, economic and market factors and the industries in which we do business, among other things.

Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The principal risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to, changes in market prices of our investments in fixed maturity and equity securities; the occurrence of one or more catastrophic events, such as an earthquake, hurricane, wildfire, geopolitical conflict, act of terrorism or cyber-attack that causes losses insured by our insurance subsidiaries and/or losses to our business operations; the frequency and severity of epidemics, pandemics or other outbreaks, and other events that negatively affect our operating results and restrict our access to borrowed funds through the capital markets at reasonable rates; changes in laws or regulations affecting our insurance, railroad, utilities and energy and finance subsidiaries; changes in federal income tax laws; and changes in general economic and market factors that affect the prices of securities or the industries in which we and our affiliates do business. You are advised to consult any additional disclosures we make in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the United States Securities and Exchange Commission (the “SEC”). See “Where You Can Find More Information.”

Forward-looking statements are not guarantees of future performance. We undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this prospectus, except as required by law.

ii

About this Prospectus

This prospectus is part of a registration statement that we have filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), utilizing a “shelf” registration process. By using this shelf registration process, we may, at any time and from time to time, sell our debt securities in one or more offerings.

This prospectus only provides a general description of the debt securities that we may offer. Each time we sell debt securities under the shelf registration, we will provide a supplement to this prospectus containing specific information about the terms of the securities, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus.

Before purchasing any securities, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

In this prospectus, unless otherwise specified or the context otherwise implies, references to “dollars” and “$” are to U.S. dollars. Unless we indicate otherwise or unless the context implies otherwise, all references in this prospectus to “Berkshire,” “we,” “us,” “our,” or similar references are to Berkshire Hathaway Inc. excluding its consolidated subsidiaries.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public on the SEC’s website at www.sec.gov. These SEC filings are also available, free of charge, on our website at http://www.berkshirehathaway.com. Except to the extent of any SEC filings available on our website that are incorporated by reference in this prospectus as described under “Incorporation of Certain Information by Reference,” information on our website is not intended to be, and does not constitute, a part of this prospectus and should not be considered a part of this prospectus.

We have filed a registration statement on Form S-3 with the SEC under the Securities Act relating to the securities offered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement. Some information has been omitted in accordance with the rules and regulations of the SEC. For further information, please refer to the registration statement and the exhibits and schedules filed with it.

Incorporation of Certain Information by Reference

In this document we “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be a part of this prospectus from the date we file that document, and later information filed with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, excluding any information furnished to, rather than filed with, the SEC, including, but not limited to, information furnished under Items 2.02 or 7.01 of Form 8-K and any corresponding information furnished with respect to such Items under Item 9.01 or as an exhibit) prior to the termination of any offering of securities made by this prospectus:

•	Berkshire’s Annual Report on Form 10-K for the year ended December 31, 2023;

•	those portions of Berkshire’s proxy statement for its 2024 annual meeting of shareholders incorporated by reference into its Form 10-K for the year ended December 31, 2023;

•	Berkshire’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024; and

•	Berkshire’s Current Reports on Form 8-K filed with the SEC on April 25, 2024, May 7, 2024 (Item 5.07 only) and October 23, 2024.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request and at no cost to such person, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of such information by writing or telephoning us at:

Berkshire Hathaway Inc.

3555 Farnam Street

Omaha, Nebraska 68131

Attn: Corporate Secretary

Tel: (402) 346-1400

Berkshire Hathaway Inc.

We are incorporated in Delaware, and we have our corporate headquarters in Omaha, Nebraska. We are a holding company owning subsidiaries that engage in numerous diverse business activities. The most important of these are insurance businesses conducted on both a primary basis and a reinsurance basis, a freight rail transportation business and a group of utility and energy generation and distribution businesses. Berkshire also owns and operates numerous other businesses engaged in a variety of manufacturing, services, retailing and other activities.

Included in the group of businesses that underwrite insurance and reinsurance is GEICO, one of the largest private passenger auto insurers in the United States, and the Berkshire Hathaway Reinsurance Group (“BHRG”), one of the largest reinsurance businesses in the world. BHRG is comprised of National Indemnity Company and its affiliates, General Re Corporation and its subsidiaries and Alleghany Corporation’s Transatlantic Reinsurance Company and affiliates. Other subsidiaries that underwrite insurance include Berkshire Hathaway Homestate Insurance Company, Cypress Insurance Company, Berkshire Hathaway Specialty Insurance Company, Medical Protective Company, the Berkshire Hathaway GUARD Insurance Companies, U.S. Liability Insurance Company, Berkshire Hathaway Life Insurance Company of Nebraska, MLMIC Insurance Company, Berkshire Hathaway Direct Insurance Company, and Alleghany Corporation and its insurance subsidiaries including RSUI and CapSpecialty.

Burlington Northern Santa Fe, LLC (“BNSF”) is a holding company that, through its subsidiary, BNSF Railway Company, operates one of the largest railroad systems in North America. Berkshire Hathaway Energy Company (“BHE”) is a global energy holding company owning a wide variety of operating companies engaged in the generation, transmission, storage, distribution and supply of energy. Among BHE’s operating energy businesses are Northern Powergrid, MidAmerican Energy Company, PacifiCorp, NV Energy, BHE Pipeline Group, BHE Renewables, and AltaLink. In addition, BHE owns HomeServices of America, a residential real estate brokerage firm. McLane Company operates a wholesale distribution business that provides grocery and nonfood consumer products to retailers and convenience stores and to restaurants. The Marmon Group is a global industrial organization comprising 11 diverse business groups and more than 100 autonomous manufacturing and service businesses. The Lubrizol Corporation is a specialty chemical and performance materials company that manufactures products and supplies technologies for the global transportation, industrial and consumer markets. IMC International Metalworking Companies is one of the world’s largest multinational manufacturers of consumable precision carbide metal cutting tools for application in a broad range of industrial end markets. Precision Castparts Corp. (“PCC”) is a worldwide diversified manufacturer of complex metal components and products for critical aerospace and power energy applications.

Numerous business activities are conducted through our other manufacturing, services and retailing subsidiaries. Clayton Homes offers off-site (factory) built housing and site-built homes and provides related financing and insurance products. Shaw Industries is a leading manufacturer and distributor of carpet, carpet tile and hard surface flooring products. Benjamin Moore is one of North America’s leading manufacturers of premium-quality residential, commercial and industrial maintenance coatings. Johns Manville is a leading manufacturer and marketer of premium quality products for insulation, roofing and engineered products. Acme Building Brands is a manufacturer and distributor of clay bricks and concrete block. MiTek produces residential and commercial construction and engineering products and systems. Fruit of the Loom, Russell Athletic, Vanity Fair, Garan, Fechheimer, H.H. Brown Shoe Group, and Brooks manufacture, license and distribute apparel and footwear under a variety of brand names. FlightSafety International is an industry leading provider of professional aviation training services and flight simulation products. NetJets is the leader in private aviation services and operates a large, diverse private aircraft fleet. NFM, R.C. Willey Home Furnishings, Star Furniture and Jordan’s Furniture are retailers of home furnishings. Borsheims, Helzberg Diamond Shops and Ben Bridge Jeweler are retailers of fine jewelry.

In addition, other manufacturing, service and retail businesses include: See’s Candies, a producer of boxed chocolates and other confectionery products; Larson-Juhl, a designer, manufacturer and distributor of custom picture framing products; CTB International, a leading global designer, manufacturer and marketer of a wide range of agricultural systems and solutions for the livestock and agricultural industries; International Dairy Queen, a licensor and service provider to approximately 7,000 quick service franchised restaurants that offer various desserts, beverages, prepared foods and blended fruit drinks; Pampered Chef, a direct seller of high-quality kitchenware products with sales and operations in the United States, Canada, Germany, Austria and France; Forest River, a manufacturer of recreational vehicles, utility cargo trailers, buses and pontoon boats in the United States and Canada; Business Wire, a global electronic distributor of news releases, regulatory filings, photos and other multimedia content; TTI, Inc., a global specialty distributor of electronic components; XTRA, a leading transportation equipment lessor; CORT, a leading provider of rental furniture for home and office and related services; Richline Group, a manufacturer and distributor of precious metal, non-precious metal, diamond and gem products; Oriental Trading Company, a leading multi-channel and online retailer for fun-value priced party supplies, seasonal products, arts and crafts, toys and novelties, school supplies and educational games; Charter Brokerage, a leading non-asset based third party logistics provider to the petroleum and chemical industries; Berkshire Hathaway Automotive, which includes 83 automobile dealerships that sell new and pre-owned automobiles and offer repair services and related products; Detlev Louis Motorrad, a leading retailer of motorcycle apparel and equipment in Europe; Duracell, a leading manufacturer of high-performance alkaline and lithium coin batteries; Jazwares, a global toy company; IPS, a global leader in developing business solutions for the biotechnology and pharmaceutical industries; and W&W/AECO Steel, a structural steel fabricator and erector.

In 2017, we acquired a 38.6% interest in Pilot Travel Centers, LLC (“Pilot”), and on January 31, 2023, we acquired an additional 41.4% interest in Pilot. On January 16, 2024, we acquired an additional 20% interest in Pilot and as of that date Pilot became an indirect wholly owned Berkshire subsidiary. Pilot operates 677 travel center locations and 77 fuel-only retail locations in North America across the U.S. and five Canadian provinces, primarily under the names Pilot or Flying J, as well as large wholesale fuel and fuel marketing businesses in the U.S. Pilot also sells diesel fuel at other locations in the U.S. and Canada through various arrangements with third party travel centers and operates a water disposal business in the oil fields sector.

Operating decisions for our various businesses are made by managers of the business units. Investment decisions and all other capital allocation decisions are made for us and our subsidiaries by our senior management team which is led by Warren E. Buffett, Berkshire’s CEO and Chairman of its Board of Directors. Our businesses currently employ approximately 392,000 people.

Our executive offices are located at 3555 Farnam Street, Omaha, Nebraska 68131, and our telephone number is (402) 346-1400.

Risk Factors

Investing in our securities involves risks. Prior to making a decision about investing in our securities, in addition to the other information contained or incorporated by reference in this prospectus and the applicable prospectus supplement, you should carefully consider the risks described in the section entitled “Risk factors” in the applicable prospectus supplement and the risks described in our most recent Annual Report on Form 10-K, which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The occurrence or realization of any of these risks could materially adversely affect our business, operating results and financial condition.

The risks and uncertainties we describe are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business or operations. Any adverse effect on our business, financial condition or operating results could result in a decline in the value of our securities and the loss of all or part of your investment.

Use of Proceeds

Except as any applicable prospectus supplement may indicate otherwise, we intend to use the net proceeds from the sale of debt securities offered by this prospectus for general corporate purposes.

Description of the Debt Securities

We will issue debt securities on a senior unsecured basis under an indenture, dated as of January 31, 2025, by and among Berkshire, Berkshire Hathaway Finance Corporation (“BHFC”) and The Bank of New York Mellon Trust Company, N.A. (the “trustee”). BHFC may also issue debt securities under this indenture; however, the debt securities described in this prospectus are solely issued by Berkshire Hathaway Inc.

We have summarized material provisions of the indenture and the debt securities below. This summary is not complete, and is subject, and qualified in its entirety by reference, to all the provisions of the indenture, including the definition of certain terms. We have filed the indenture with the SEC as an exhibit to the registration statement of which this prospectus forms a part, and you should read the indenture for provisions that may be important to you. The following sets forth certain general terms and provisions of our debt securities offered by this prospectus. The particular terms of any debt securities being offered will be described in the prospectus supplement relating to those offered debt securities.

Provisions Applicable to Indenture

General

The indenture does not limit the amount of debt securities that may be issued under that indenture, nor does it limit the amount of other unsecured debt or securities that we may issue. We may issue debt securities under the indenture from time to time in one or more series, each in an amount authorized prior to issuance.

Terms

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	whether the debt securities will be issued in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	any right to extend or defer the interest payment periods and the duration of the extension;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	any sinking fund or analogous provision;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for optional redemption or early repayment;

•	any provisions that would require the redemption, purchase or repayment of debt securities;

•	the denominations in which the debt securities will be issued;

•	whether payments on the debt securities will be payable in foreign currency or currency units or another form and whether payments will be payable by reference to any index or formula;

•	the portion (or the method of calculation of the portion) of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	any changes or additions to the events of default or covenants described in this prospectus;

•	any changes, additions to or deletion from the covenants described in this prospectus;

•	if other than the trustee, the security registrar and paying agent for the debt securities; and

•	any other terms of the debt securities not inconsistent with the indenture.

Ranking

The debt securities will be our senior unsecured obligations and will rank pari passu in right of payment with all of our unsubordinated, unsecured indebtedness and will be senior in right of payment to all of our subordinated indebtedness, and will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the assets securing such indebtedness and structurally subordinated to all existing and future indebtedness of our subsidiaries (secured or unsecured).

Consolidation, Merger and Sale of Assets

Except as otherwise provided in the indenture or the debt securities, we may not merge into or consolidate with any other entity, or convey, transfer or lease our respective properties and assets substantially as an entirety to any individual, corporation, partnership or other entity, unless:

•

the successor or transferee corporation (or other entity) shall (i) be a corporation, partnership, limited liability company, trust or similar entity organized under the laws of the United States of America, any State of the United States or the District of Columbia, and (ii) expressly assume by supplemental indenture the due and punctual payment of the principal of and any interest on the debt securities and the performance of our obligations under the indenture; and

•

immediately after giving effect to the transaction, no event of default, and no event which, after notice of lapse of time or both, would become an event of default will have occurred or be continuing.

Events of Default

Unless we inform you otherwise in the applicable prospectus supplement, the following are events of default with respect to a series of debt securities:

•	a default in the payment of any interest on such series of debt securities when due and payable, and the continuance of such default for a period of 60 days;

•	a default in the payment of principal of such series of debt securities when due and payable;

•

a default in the performance, or breach, in any material respect, of other covenants of ours in the indenture applicable to such series of debt securities that continues for 90 consecutive days after we receive notice of the default or breach; and

•	certain events of bankruptcy, insolvency or liquidation involving us.

If an event of bankruptcy, insolvency or liquidation of us has occurred, the principal of the then-outstanding debt securities and any other amounts payable under the indenture will become immediately due and payable. If any other event of default shall occur and be continuing, either the trustee or the holders of not less than 33% in aggregate principal amount of the outstanding debt securities of all series (or, if such default is not applicable to all series of the debt securities, the holders of at least 33% in aggregate principal amount of the outstanding debt securities of all series to which such default is applicable) (in each case, voting as a single class) may declare the principal amount payable under the indenture on those then outstanding debt securities of the series affected by the default due and payable.

Defeasance

Our obligations with respect to the payment of the principal and interest on the debt securities will terminate if we irrevocably deposit or cause to be deposited with the trustee as trust funds specifically held in trust for, and dedicated solely to, the benefit of the holders of the debt securities:

•	cash,

•

U.S. government obligations, which through the scheduled payment of interest and principal in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, cash, or

•	a combination of the foregoing,

in each case sufficient to pay and discharge each installment of principal and interest on the debt securities.

The discharge of the debt securities is subject to certain other conditions, including, without limitation,

•

no event of default or event (including such deposit) which with notice or lapse of time would become an event of default shall have occurred and be continuing on the date of such deposit (or, with respect to an event of bankruptcy, insolvency or liquidation of us, at any time on or prior to the 90th day after the date of such deposit),

•

we shall have delivered to the trustee an opinion of tax counsel to the effect that beneficial owners of the debt securities will not recognize gain or loss for United States federal income tax purposes as a result of such deposit and defeasance,

•	the debt securities, if they are then listed on any securities exchange, will not be delisted as a result of such deposit, and

•	such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party or otherwise bound.

Modification and Waiver

Modification of Indenture

The indenture provides that we and the trustee may, without the consent of any holders of debt securities, enter into supplemental indentures for the purposes, among other things, of adding to our covenants, adding additional events of default and curing ambiguities or inconsistencies in the indenture. We and the trustee may, without the consent of any holders of debt securities, also make other changes to the indenture that do not have a material adverse effect on the interests of the holders of any series of debt securities.

In addition, modifications and amendments of the indenture may be made by us and the trustee by entering into a supplemental indenture with the consent of the holders of not less than a majority of the aggregate principal amount of the debt securities of each series affected by such modification or amendment, acting as one class, provided, however, that no such modification or amendment may, without the consent of each holder of debt securities outstanding that is affected thereby,

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any outstanding debt securities,

•	reduce the principal of or interest rate on any outstanding debt securities,

•	change the place of payment where, or the currency in which, the principal of, any premium or interest on any outstanding debt securities is payable,

•	impair the right to institute suit for the enforcement of any payment on or with respect to any outstanding debt securities on or after the stated maturity thereof,

•

reduce the percentage in principal amount of the debt securities then outstanding required for modification or amendment of the indenture or for any waiver of compliance with certain provisions of the indenture or for waiver of certain defaults, or

•	modify any of the above provisions.

Waiver of Default

The holders of not less than a majority of aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all such series of debt securities, waive any past default under the indenture with respect to such series of debt securities, except a default:

•	in the payment of principal of or any premium or any interest on such debt securities, or

•	in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of each holder of the outstanding debt securities of each series affected by the default.

Payment and Paying Agents

Unless we inform you otherwise, payments on the debt securities will be made in U.S. dollars at the office or agency maintained by us in New York, New York (or, if we fail to maintain such office or agency, at the corporate trust office of the trustee in New York, New York or if the trustee does not maintain an office in New York, at the office of a paying agent in New York). At our option, however, we may make payments by check mailed to the holder’s registered address or, with respect to global notes, by wire transfer. We will make any required interest payments to the person in whose name a debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise, the trustee will be designated as our paying agent for payments on the debt securities. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to us upon written request any money held by them for payments on the debt securities that remain unclaimed for one year after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Notices

Except as otherwise described herein, notice to registered holders of the debt securities will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing, and to have been received by such registered holders whether or not actually received by such registered holders.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Plan of Distribution

We may sell debt securities from time to time in one or more transactions separately or in combination. The debt securities may be sold in any one or more of the following ways:

•	directly to purchasers or a single purchaser;

•	through agents;

•	through dealers; or

•	through one or more underwriters acting alone or through underwriting syndicates led by one or more managing underwriters;

each as may be identified in a prospectus supplement relating to an issuance of debt securities.

If the debt securities described in a prospectus supplement are underwritten, the prospectus supplement will name each underwriter of the debt securities. Only underwriters named in a prospectus supplement will be deemed to be underwriters of the debt securities offered by that prospectus supplement. Underwriters may sell debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

Prospectus supplements relating to underwritten offerings of securities will also describe:

•	the discounts, commissions or agents’ fees to be allowed or paid to the underwriters or agents, as the case may be;

•	all other items constituting underwriting compensation;

•	the discounts and commissions to be allowed or paid to dealers, if any; and

•	the exchanges, if any, on which the securities will be listed.

Debt securities may be sold directly by us through agents designated by us from time to time. Any agent involved in the offer or sale of securities, and any commission or agents’ fees payable by us to such agent, will be set forth in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent involved in the offer or sale of securities will be acting on a best efforts basis for the period of its appointment.

If we utilize a dealer in the sale of the debt securities being offered pursuant to this prospectus, we will sell the debt securities to the dealer, as principal. The dealer may then resell the debt securities to the public at varying prices to be determined by the dealer at the time of resale.

If indicated in a prospectus supplement, the obligations of the underwriters will be subject to conditions precedent. With respect to a sale of securities, the underwriters will be obligated to purchase all securities offered if any are purchased.

We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses. Underwriters and agents may engage in transactions with or perform services for us, our subsidiaries and affiliated companies in the ordinary course of business.

Legal Matters

Certain matters with respect to the legality of the debt securities offered by this prospectus will be passed upon for us by Baker & McKenzie LLP.

Experts

The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus by reference from our Annual Report on Form 10-K, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such consolidated financial statements and related financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.